Exhibit (a)(3)

FORM E-MAIL TO ELIGIBLE EMPLOYEES DISTRIBUTING
ELECTION AND WITHDRAWAL FORMS

To:	Eligible Employees

From:	Mary Ellen Vitello
Payroll Administrator

Date:	February 22, 2010

Subject:	Offer to Purchase Certain Outstanding Employee Stock Options for Cash — Election and Withdrawal Forms

Dear Eligible Employees:

An e-mail was delivered to you earlier today announcing that Vital Images, Inc. (the “Company”) is offering to purchase for cash certain outstanding employee stock options (the “Offer”) with exercise prices equal to or exceeding $25.00.  The terms and conditions of the Offer are described in the Offering Documents that were attached to the previous e-mail.  The Offering Documents and the Schedule TO filed with the Securities and Exchange Commission earlier today are also available on the Company’s website at www.vitalimages.com.

In connection with the Offer, attached to this e-mail are your personalized Election Form and a Withdrawal Notice.  If you desire to tender your eligible options in the Offer, you must complete and submit the personalized Election Form in accordance with the instructions set forth in the Offering Documents.  The Election Form indicates the cash offered for your options that are eligible for purchase. If you decide to withdraw a previously submitted Election Form, you will need to complete and submit a Withdrawal Notice in accordance with the instructions set forth in the Offering Documents.

Unless extended by the Company, the Offer will expire at 11:59 p.m., Central Time, on March 19, 2010, and all Election Forms must be tendered by that time.

The Company makes no recommendation as to whether or not you should participate in the Offer.  The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors about your financial or tax situation.

If you have any questions regarding the Offer, the Offering Documents, or the forms attached to this e-mail, please contact me by e-mail at mvitello@vitalimages.com or by telephone at 952-540-3530.

Sincerely,

Mary Ellen Vitello

Payroll Administrator